PRINCIPAL UNDERWRITER AGREEMENT

This PRINCIPAL UNDERWRITER AGREEMENT by and among Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company, each a life insurance company organized and existing under the laws of the State of Connecticut (collectively, the "Insurers"), on their behalf and on behalf of each separate account identified in Schedule 1 hereto, and Pruco Securities, LLC, a limited liability company organized and existing under the laws of the State of New Jersey ("Distributor"), is entered into this 24th day of April, 2014 to become effective on May 1, 2014 ("Effective Date").

WITNESSETH:

WHEREAS, Distributor is a broker-dealer that engages in the distribution of investment products including variable life insurance products that are registered with the Securities and Exchange Commission (the “SEC”);

WHEREAS, Insurers, on their behalf and on behalf of each separate account listed on Schedule 1 hereto, and Hartford Equity Sales Company, Inc. and Hartford Securities Distribution Company, Inc. (collectively, the "Previous Distributors") have entered into one or more agreements (collectively, the "Previous Agreements"), pursuant to which the Previous Distributors have acted as principal underwriters and wholesalers for various offerings of certain variable life insurance contracts issued by Insurers and supported by such separate accounts (the "Contracts");

WHEREAS, Insurers intend to discontinue the offerings of certain Contracts for new issue in connection with the sale of certain of their life insurance business in a transaction with Prudential Financial, Inc. and its affiliates (collectively, "Prudential") pursuant to that certain Purchase and Sale Agreement dated September 27, 2012 among Hartford Life, Inc., The Hartford Financial Services Group, Inc. and Prudential Financial, Inc. (the "Purchase and Sale Agreement") and the "Ancillary Agreements" (as defined in the Purchase and Sale Agreement, and by this reference incorporated herein) (such transaction, the "Transaction"), except in the case of Contracts that may be issued in connection with the reinstatement of a Contract that at one time was in force, in connection with contractually obligated conversions, or in resolution of a customer complaint;

WHEREAS, a substantial portion of such Contracts issued in connection with such offerings remain in force as of the date of this Agreement and, under the terms of such variable insurance contracts, contract owners may continue to pay premiums, reallocate contract value and effect other transactions;

WHEREAS, the Previous Distributors intend to terminate their services as principal underwriters of the Contracts under the Previous Agreements in connection with the Transaction; and

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WHEREAS, Insurers and Distributor wish to enter into an agreement pursuant to which Distributor shall commence acting as principal underwriter for such Contracts (each of which is identified on Schedule 1 of this Agreement) as of the Effective Date;

WHEREAS, Issuers and Distributor intend to incorporate by reference herein or by restatement including but not limited to paragraphs 6(c), 7(a), 7(c-f) and 9 in this Agreement exactly as such provisions are set forth in the Purchase and Sale Agreement and Ancillary Agreements unless stated otherwise in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises, Insurers and Distributor hereby agree as follows:

1.Definitions. Capitalized terms not defined herein and which are defined in the Purchase and Sale Agreement shall have the meaning ascribed to them in the Purchase and Sale Agreement. As used herein, the following terms will have the respective meanings set forth in this Section 1:

"Administered Business" means the Business of Insurers with respect to the Covered Insurance Policies, the Separate Accounts, the Existing Reinsurance Agreements and any Reinsured Liabilities. For the avoidance of doubt, the Administered Business does not include any Discovered Policies unless otherwise agreed to by the parties.

"Ancillary Agreements" has the meaning set forth in the Purchase and Sale Agreement.

"Applicable Law'' has the meaning set forth in the Purchase and Sale Agreement.

“Applicable Privacy Laws" means Applicable Laws relating to privacy, data protection and the collection and use of an individual's personal information and user information gathered, accessed, collected or used by Insurers or any of their Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

"Business" has the meaning set forth in the Purchase and Sale Agreement.

"Business Day" has the meaning set forth in the Purchase and Sale Agreement.

"Covered Insurance Policies" has the meaning set forth in the Reinsurance Agreement.

"Customer Information" means any financial or personal information about a policyholder, insured or beneficiary under any Covered Insurance Policy, including, but not limited to, such policyholder's, insured's or beneficiary's name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver's license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information of such policyholder, insured or beneficiary deemed "nonpublic', and protected by any Applicable Privacy Law.

"Discovered Policies" has the meaning set forth in the Purchase and Sale Agreement.

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"Governmental Body'' has the meaning set forth in the Purchase and Sale Agreement.

"Person" has the meaning set forth in the Purchase and Sale Agreement.

"Representative" has the meaning set forth in the Purchase and Sale Agreement.

2.Authorization and Appointment

a.Scope of Authority. The parties acknowledge and agree that Insurers will discontinue the offering of Contracts in the case of all classes of the Contracts listed on Schedule I to this Agreement as of the Effective Date, except in the case of a Contract issued in connection with a reinstatement of a Contract that was once in force, pursuant to a conversion, or in resolution of a customer complaint, but that Insurers continue to accept premium payments, reallocation requests and other Contract owner transaction requests with respect to Contracts that remain in force and to that limited extent, and solely to that limited extent, the offering of the Contracts is continuing. The parties further acknowledge and agree that Distributor's responsibilities under this Agreement shall be limited to acting as principal underwriter and distributor for the Contracts with respect to transactions permitted under the terms of the Contracts for the term of this Agreement. In addition, the parties acknowledge and agree that Distributor's responsibilities hereunder commence as of the Effective Date of this Agreement, and that Distributor has no responsibility to the extent of any activities or transactions occurring or effected prior to the Effective Date of this Agreement.

b.Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of Insurers solely by virtue of their activities in connection with the duties assumed by Distributor under this Agreement. Distributor shall not expend, nor contract for the expenditure of, the funds of Insurers. Distributor shall not possess or exercise any authority on behalf of Insurers other than that expressly conferred on Distributor by this Agreement. Neither Distributor nor any representative of Distributor (“Distributor Representative") shall give any information or make any representation in regard to the Contracts in connection with the offer or sale of such Contracts that is not in accordance with the prospectus or statement of additional information for such Contracts, or in the then-currently effective prospectus or statement of additional information for an investment vehicle for the Contracts, or in current advertising materials for such class of Contracts authorized by Insurer,

3.Distributor's Representations, Warranties and Undertakings. Distributor represents and warrants to Insurer that:

a.Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 Act (the "1934 Act"), is a member of the Financial Industry Regulatory Authority ("FINRA"), and is duly registered under applicable State securities laws, and that Distributor is in compliance in all material respects with the requirements of the 1934 Act, Section 9(a) of the Investment Company Act of

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1940 (the “1940 Act"), FINRA Rules and state securities laws applicable to Distributor as a registered broker-dealer.

b.Any Distributor Representatives required to be registered with FINRA and any State Securities Commission as representatives or principals of Distributor are so registered and shall continue to be so registered during the term of this Agreement.

c.Distributor complies, shall continue to comply, and shall undertake to cause all Distributor Representatives to comply, in all material respects, during the term of this Agreement, with applicable requirements of the 1934 Act, Section 9(a) of the 1940 Act, FINRA Rules, and any applicable state securities laws.

d.Distributor acknowledges the role of its affiliates with respect to their respective rights and obligations under the Purchase and Sale Agreement and the Ancillary Agreements and shall use its best efforts to coordinate its obligations hereunder with its affiliates' rights and obligations thereunder.

4.Insurers' Representations and Warranties Regarding SEC Filings. Insurer represents and warrants to Distributor that it or their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable, has filed with the SEC all statements, notices, and other documents required for registration of the Contracts covered by such applicable Registration Statement under the provisions of the 1933 Act and regulations thereunder, and, if such Registration Statement covers variable contracts, registration of the related Separate Account under the provisions of the 1940 Act and Regulations thereunder, and has obtained all necessary or customary orders of exemption or approval from the SEC to permit the distribution of the Contracts pursuant to this Agreement and, if such Registration Statement covers variable contracts, to permit the establishment and operation of the related Separate Account as contemplated in such Registration Statement and in conformity with the 1940 Act and Regulations thereunder, which orders, to the extent required, apply to Distributor, as principal underwriter for the public offering of the Contracts and for the Separate Account.

5.Insurers' Undertakings. For so long as any Contracts remain outstanding, Insurers, through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable, undertake as follows:

a.Securities Law Compliance. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall be responsible for preparing the Prospectuses and Registration Statements for each class of Contracts and filing them with the SEC and State Securities Commissions, to the extent required and it being understood that Insurers may rely on SEC staff no-action relief or guidance permitting an insurer to cease updating a Registration Statement in appropriate circumstances. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary

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Agreements, in each case, as applicable) shall maintain the registration of the Contracts and, in the case of variable contracts, the related Separate Accounts with the SEC and any applicable state securities commission, such efforts to include, without limitation, efforts to prevent a stop order from being issued by the SEC or any such state securities commission or, if a stop order has been issued, to cause such stop order to be withdrawn. In the case of the Contracts, Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall take all action required to cause the related Separate Accounts to continue to comply, in all material respects, with the provisions of the 1940 Act and regulations and exemptions thereunder applicable to the Separate Accounts as a registered investment company under the 1940 Act. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall not deduct any amounts from the assets of any Separate Account, enter into a transaction or arrangement involving the Contracts or the related Separate Account, or cause any Separate Account to enter into any such transaction or arrangement, without obtaining any necessary or customary approvals or exemptions from the SEC or no-action assurance from the SEC staff, and without ensuring that such approval, exemption or assurance applies to Distributor as the principal underwriter for such Separate Account and Contracts. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall timely file each post-effective amendment to a Registration Statement, Prospectus, statement of additional information, Rule 24f-2 notice, annual report on Form N-SAR, and all other reports, notices, statements, and amendments required to be filed by or for Insurer and/or a Separate Account with the SEC under the 1933 Act, the 1934 Act and/or the 1940 Act or any Regulations, and shall pay all filing or registration fees payable in connection therewith, it being understood that Insurers may rely on SEC staff no-action relief or guidance permitting an insurer to cease updating a Registration Statement in appropriate circumstances. To the extent there occurs an event or development (including, without limitation, a change of applicable law, regulation or administrative interpretation) warranting an amendment to either the Registration Statement or supplement to the Prospectus, Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall endeavor to prepare, subject to Distributor's right to review such material provided in Section 5.b, and file such amendment or supplement with the SEC.

b.State Insurance Law Compliance. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall be responsible for preparing the Contract forms and any amendments thereto, and filing them with State Insurance Commissions, to the extent required. Insurer (through, where applicable, their authorized representatives under the Purchase and Sale

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Agreement and the Ancillary Agreements, in each case, as applicable) shall maintain approvals of the Contracts and the Separate Account (including for purposes of this Section 5.b only any separate account established with respect to Contracts that are not variable contracts) from such state insurance commissions, to the extent required, in order to carry out the purposes of this Agreement. Insurer (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall take all action required to cause the Contracts to continue to comply, in all material respects, as life insurance contracts, under the insurance laws of the States, to the extent required. Insurer (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall file promotional, sales and advertising material for the Contracts and Separate Account, to the extent required, with state insurance commissions.

c.Confirmations. Insurers (through, where applicable, their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable), as agent for Selling Broker-Dealers, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 1Ob-10 under the 1934 Act acceptance of premiums and such other transactions as are required to be confirmed by Rule 1Ob-10 or administrative interpretations thereunder.

6.Other Obligations of the Parties. In each case, subject to the Purchase and Sale Agreement and the Ancillary Agreements:

a.Anti-Money Laundering. The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the "Patriot Act"), its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program (“CIP”) rules. Further, the patties shall comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the Parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

b.Trading Practices. Each party represents that it has and maintains an internal control structure for the processing and transmission of orders suitably designed (a) to prevent orders received after the close of trading on the New York Stock Exchange from being aggregated with orders received before such close of trading and (b) to minimize errors that could result in late transmission of orders to Insurer. The parties further represent, warrant and covenant that they have adopted reasonable procedures to prevent customers from providing false or otherwise inaccurate information with respect to the source of the trading activity

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for any customer account or engaging in market timing activity in any account. The parties shall cooperate with one another to reject future purchases by customers who engage in any of the trading activities described in this paragraph.

c.Privacy of Customer lnformation. Subject to the Purchase and Sale Agreement and the Ancillary Agreements, the parties agree that:

(1)The Distributor shall, and shall cause its respective Representatives to, comply with Applicable Privacy Laws and the Information Security Requirements set forth in Schedule II attached hereto.

(2)Insurers agree that the Distributor may use and disclose Customer lnformation for any and all purposes described in: (i) Sections 16 and 17 of the NAIC Model Privacy of Consumer Financial and Health Information Regulation and (ii) Section 13 of the NAIC Insurance Information and Privacy Protection Model Act, except where disclosure is prohibited by Applicable Law.

(3)Insurers agree that the Distributor may use Customer Information for the Distributor's own purposes relating to its insurance products and services, including but not limited to: servicing, administering, and maintaining its insurance products and services; administering and servicing benefits or claims; underwriting, risk management and control; and the detection and prevention of fraud, criminal activity, misrepresentations, or unauthorized transactions.

(4)Insurers hereby enter into a joint marketing agreement with the Distributor as described in Section 15 of the NAIC Model Privacy of Consumer Financial and Health Information Regulation such that Nonpublic Personal Financial Information, as defined in the NAIC Model Privacy of Consumer Financial and Health Information Regulation, relating to the Covered Insurance Policies may be disclosed to the Distributor and used by the Distributor to market insurance products and services to insureds or policyholders under the Covered Insurance Policies. Specifically, Insurers agree that they will send or cause the Distributor to send, on Insurers' letterhead, at Distributor's sole cost and expense, marketing material regarding the products and services of the Distributor and its affiliates and subsidiaries to insureds or policyholders under the Covered Insurance Policies. The content of such marketing material is subject to approval by Insurers, the approval of which shall not be unreasonably withheld by Insurers. Notwithstanding the foregoing, the Distributor shall not solicit individuals that are included in Insurers' Do Not Contact Database (which database shall be made available to the Distributor by Insurers upon the Distributor's reasonable request).

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7.Notification of Contractholder Complaints and Developments. In each case, subject to the Purchase and Sale Agreement and the Ancillary Agreements:

a.Contractholder Routine Complaints.
The Distributor shall supervise and control the investigation, contest, defense and/or settlement of any policyholder, insured or beneficiary complaints (including any such complaints asserted through any Governmental Body) that in the Distributor's reasonable judgment would reasonably be expected to result solely in monetary Losses of $10,000 or less relating to the Administered Business (the "Routine Complaints') at its own cost and expense, and in the name of Insurers when necessary. Notwithstanding anything in this Agreement to the contrary, the Distributor shall not be required to provide notice to Insurers with respect to any Routine Complaints; provided, that at an Insurer's request, the Distributor shall, no more frequently than monthly, provide such Insurer with a report summarizing the nature and status of any pending or resolved Routine Complaints, the alleged actions or omissions giving rise to such Routine Complaints, and the status of any such Routine Complaints.

The Distributor shall investigate and prepare responses to all customer complaints and regulatory inquiries or complaints. Subject to the foregoing, all customer complaints shall be handled in accordance with Applicable Law (including without limitation any response time requirements applicable thereto). A record of all customer complaints shall be maintained in a log showing the date received, the nature of the complaint, the action taken (if any) and the date of the response. As used herein, a "customer complaint" shall be deemed to include any written communication primarily expressing a grievance against an Insurer, an Affiliate of an Insurer, or the Distributor.

b.Developments. Insurers or Affiliates shall notify Distributor as soon as possible under the circumstances whenever an Insurer becomes aware of the following:

(1)Of any Prospectus, sales literature or other printed matter or material used in marketing and distributing any Contract that contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(2)Of any request by the SEC for any amendment to a Registration Statement, for any supplement to the Prospectus, or for additional information;

(3)Of the issuance by the SEC of any “stop order" with respect to a Registration Statement or any amendment thereto, or the initiation of any

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proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts;

(4)Of any event of the Contracts' or a Separate Accounts noncompliance with the applicable requirements of federal tax Jaw or regulations, rulings, or interpretations thereunder that could jeopardize the Contracts' status as annuity or life insurance contracts, as applicable; and

(5)Of any change in applicable insurance laws or regulations of any State materially adversely affecting the insurance status of the Contracts or Distributor's obligations with respect to the distribution of the Contracts; and

(6)Of any loss or suspension of the approval of the Contracts or distribution thereof by a state securities commission or state insurance commission, any loss or suspension of the relevant Insurer's certificate of authority to do business or to issue variable life insurance products in any State, or of the lapse or termination of the Contracts' or a Separate Account's registration, approval or clearance in any State.

c.Regulatory Actions.

(1)If Insurers or the Distributor receive notice of, or otherwise becomes aware of, any Regulatory Action (as defined below), Insurers or the Administrator, as applicable, shall promptly notify the other Party thereof. The term "Regulatory Action" means any Action initiated by or involving the participation of a Governmental Body related to the Administered Business other than Routine Complaints. Insurers, upon twenty (20) calendar days written notice to the Distributor, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action; provided that Insurers shall be solely responsible for all costs and expenses related thereto (including any Losses, fines, penalties or other amounts imposed on or suffered by the Distributor and its Affi1iates, and the cost of any remediation efforts by the Distributor) and any increased liability of the Distributor resulting from Insurers' control thereof. The Distributor shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by Insurers. Notwithstanding the foregoing, Insurers shall not settle or compromise any such Regulatory Action without the Distributor's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Distributor or any of its Affiliates, (ii) Insurers pay all settlement amounts with respect thereto, (iii) Insurers obtain a complete release for the Distributor and its Affiliates who are patties to the proceedings with

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respect to such Regulatory Action, and (iv) the terms of the proposed settlement or compromise of the Regulatory Action do not impose injunctive, equitable re1ief or remediation or result in any non-monetary restriction or condition or material burden on the Business or operations of the Distributor and its Affiliates.

(2)In the event that Insurers do not timely assert their right to control the handling of Regulatory Actions pursuant to Section 7(c)(l), the Distributor may shall assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action. Insurers shall have the right at its sole expense to engage their own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by the Distributor. Notwithstanding the foregoing, the Distributor shall not settle or compromise any such Regulatory Action without impacted Insurer's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by Insurers or any of their Affiliates, (ii) the Distributor pays all settlement amounts with respect thereto, (iii) the Distributor obtains a complete release for Insurers and their Affiliates who are parties to the proceeding with respect to such Regulatory Action, and (iv) the terms of the proposed settlement of the Regulatory Action do not impose injunctive, equitable relief or remediation or result in any non-monetary restriction or condition on Insurers or their Affiliates.

(3)Upon the other Party's request, the controlling Party shall provide such other Party with a report of any pending Regulatory Actions controlled by the controlling Party that are covered under this Section 7(c), summarizing the nature of any such pending Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that the controlling Party may reasonably request in connection with its review of such matters.

d.Legal Actions.

(1)The Distributor shall promptly notify Insurers of any Action other than a Regulatory Action or a Routine Complaint that has been instituted or threatened in writing with respect to the Administered Business or any Covered Insurance Policy (each, a "Legal Action”), and in no event more than five (5) Business Days after receipt or notice thereof.

(2)Insurers shall promptly notify the Distributor of any Legal Action to the extent known to it and not made against or served on the Distributor, and in no event more than five (5) Business Days after receipt or notice

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thereof, and shall promptly furnish to the Distributor copies of all pleadings in connection therewith.

(3)The Distributor shall supervise and shall exclusively control the investigation, contest, defense and/or settlement of all Legal Actions, at its own cost and expense and in the name of Insurers when necessary.

(4)Notwithstanding anything in this Agreement to the contrary, Insurers shall have the right to engage their own separate legal representation, at their own expense, and to participate fully in, but not control, the defense of any Legal Action with respect to which an Insurer is a named party to the extent that such Legal Action, if successful, could (in An Insurer's reasonable opinion) materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of Insurers or any of their Affiliates other than the Administered Business, without waiving any right to indemnification or payment that it may have under the terms of the Purchase and Sale Agreement, Anci11ary Agreements, or this Agreement. The Distributor and Insurers shall use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Legal Action. The Distributor shall not settle or compromise any Legal Action without the impacted Insurer's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by Insurers or any of their Affiliates, (ii) the Distributor pays all settlement amounts with respect thereto, (iii) the Distributor obtains a complete release for the impacted Insurer and its Affiliates who are parties to the proceeding with respect to such Legal Action, and (iv) the terms of the proposed settlement do not impose injunctive, equitable relief or remediation or result in any non-monetary restriction or condition on Insurers or their Affiliates.

(5)The Distributor shall keep Insurers informed of the progress of all pending Legal Actions and, at an Insurer's request (which requests shall be reasonable in their frequency and nature as reasonably determined by the Distributor), provide to Insurers a report summarizing the nature of any pending Legal Action, the alleged actions or omissions giving rise to such Legal Action and copies of any files or other documents that Insurers may reasonably request in connection with its review of such matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Distributor, lead to the loss or waiver of legal privilege. Except to the extent that the Distributor prepares such reports in the ordinary course of business, Insurers shall reimburse the Distributor for the reasonable out-of-pocket costs incurred by it in preparing the reports and copies described in this Section 7(d)(5).

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e.Cooperation, Each Party shall use commercially reasonable efforts to cooperate with and assist the controlling Party in responding to, defending, prosecuting and Routine Complaint, Regulatory Action or Legal Action pursuant to Section 7, provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that, except as set forth in this Section 7, the Distributor shall reimburse Insurers for any reasonable out-of-pocket costs and expenses incurred by Insurers in connection with such eff011s. Neither Insurers nor the Distributor shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

f.Reporting. On a quarterly basis, (a) Insurers shall prepare and provide to the Distributor a report containing a summary of any Regulatory Actions with respect to which Insurers have exercised its right to supervise and control the defense thereof in accordance with Section 7(a), and (b) the Distributor shall prepare and provide to Insurers a report containing a summary of any Legal Actions and Regulatory Actions controlled by the Distributor in a form reasonably acceptable to Insurers.

8.Compensation and Expenses. In each case, subject to the Purchase and Sale Agreement and the Ancillary Agreements:

a.Insurers shall not pay any selling compensation to Distributor for its services hereunder. Insurer and Distributor will work together to update the Selling Agreement where required by any applicable law.

b.Insurers (through their authorized representatives under the Purchase and Sale Agreement and the Ancillary Agreements, in each case, as applicable) shall be responsible for all expenses in connection with:

(1)the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

(2)the preparation, underwriting, issuance and administration of the Contracts and the payment of benefits thereunder;

(3)any registration, qualification or approval or other filing of the Contracts or Contract forms required under the securities or insurance laws of the States in which the Contracts will be or have been issued.

(4)all registration fees for the Contracts payable to the SEC and any state securities commission; and

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(5)the printing of all promotional materials, definitive Prospectuses for the Contracts and any supplements thereto for distribution to prospective and existing owners of Contracts.

9.Indemnification

a.Indemnification by Insurers. Each of the Insurers shall indemnify, defend and hold harmless the Distributor and its Affiliates and their respective Representatives, successors and assigns (collectively, the ''Distributor Indemnified Parties") from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by the Distributor Indemnified Parties resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim) (a) any breach by an Insurer of the covenants and agreements of Insurers contained in this Agreement and (b) any successful enforcement of this indemnity.

b.Indemnification by the Distributor. The Administrator shall indemnify, defend and hold harmless Insurers and their Affiliates and their respective Representatives, successors and assigns (collectively, the "Insurers Indemnified Parties") from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by the Insurers Indemnified Parties resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim) (a) any breach by the Distributor of the covenants and agreements of the Distributor contained in this Agreement and (b) any successful enforcement of this indemnity.

c.Notice of Claim; Defense.

(1)If (i) any non-affiliated third party or Governmental Body institutes or asserts any Action that may give rise to Losses for which a Party (an "Indemnifying Party”) may be liable for indemnification under this Section 9 (a "Third-Party Claim") or (ii) any Person that may be entitled to indemnification under this Agreement (an "Indemnified Party") desires to make a claim not involving a Third-Party Claim to be indemnified by an Indemnifying Party, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and a good faith estimate of the amount of all related Losses to the extent they are ascertainable (a "Claim Notice”). The Indemnifying Party shall not be relieved from any of its indemnification obligations under this Section 9 as a result of a failure of the Indemnified Pru1ies to provide a Claim Notice except to the extent that it is prejudiced by such failure.

(2)The Indemnifying Party may, by notice delivered within twenty (20) Business Days of the receipt of a Claim Notice with respect to a Third-Party Claim, assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party). The Indemnified Party may take any actions reasonably necessary to defend any Third-Party Claim

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prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates.

(3)Subject to Section 9(c)(2), in the event of a Third-Party Claim, if the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may elect to retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Subject to Section 9(c)(2), if the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action; provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Action. To the extent such action can be taken in a way that does not unreasonably jeopardize the attorney-client privilege: (i) the Indemnified Patty's right to participate in the defense of any Action shall include the right to attend all significant internal meetings, all meetings with representatives of plaintiffs, hearings and the like; and (ii) counsel for a Indemnified Party also shall be given a reasonable opportunity to comment upon all memoranda of law, pleadings and briefs and other documents relating to the Third-Party Claim, and the Indemnifying Party and its counsel shall give reasonable consideration to the comments of counsel for the Indemnified Party. The Indemnifying Party shall not settle any such Action without the relevant Indemnified Pai1ies' prior written consent, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages, (B) involve no finding or admission of any breach or violation by any Indemnified Party and (C) include an express unconditional release of each Indemnified Party from all liability arising from such Action. Notwithstanding the foregoing, if the Indemnifying Party does not promptly retain counsel and assume control of such defense, then the Indemnified Parties may retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action. Under no circumstances will the Indemnifying Party have any liability in connection with any

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settlement of any Action that is entered into without it’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(4)From and after the delivery of a Claim Notice involving a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and Representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Patty to the extent reasonably related to such Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

(5)In the event any Indemnifying Party receives a Claim Notice from an Indemnified Party that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Section 9.

d.No Duplication; Exclusive Remedy.

(1)To the extent that a Distributor Indemnified Party or an Insurers Indemnified Party has received payment in respect of a Loss pursuant to the provisions of any other Ancillary Agreement, such Distributor Indemnified Party or Insurers Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

(2)Except with respect to claims alleging fraud and as otherwise provided under this Agreement or the provisions of any other Ancillary Agreement, the exclusive remedy of the Distributor, the Distributor Indemnified Parties, Insurers and the Insurers Indemnified Parties in connection with this Agreement (and any certificate or instrument delivered hereunder) and the transactions contemplated hereby (whether under this Agreement or arising under Applicable Law) shall be as provided in this Section 9. In furtherance of the foregoing, each of Distributor, on behalf of itself and each other Distributor Indemnified Party, and each Insurer, on behalf of itself and each other Insurers Indemnified Party, hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Insurers or any of their Affiliates or Representatives and the Distributor or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement or any certificate or instrument delivered in connection herewith, except (x) pursuant to the indemnification prov1s1ons set forth in this Section 9 or (y) as otherwise provided

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under this Agreement or the provisions of any other Ancillary Agreement.

e.Limitation on Set-off. Neither Insurers nor the Distributor shall have any right to set off any unresolved indemnification claim pursuant to this Section 9 against any payment due pursuant to any Transaction Agreement.

f.Mitigation. The Distributor and Insurers shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Section 9, including by making commercially reasonable efforts to mitigate such claim or liability, to the extent required by Applicable Law.

g.Recovery by Indemnified Party.

(1)In any case where an Indemnified Patty recovers from a third party not affiliated with such Indemnified Party any amo1mt in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Section 9, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out- of-pocket expenses incurred by such Indemnified Party in collecting such amount), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(2)If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Section 9 could be recovered from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use commercially reasonable efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Section 9 could have been recovered from a third party not affiliated with the relevant Indemnified Patty (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Patty, then the Indemnified Party shall transfer, to the extent transferable, such of its rights

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to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Section 9.

10.Term and Termination. This Agreement shall remain in effect until it is terminated. This Agreement shall terminate as to those Contracts affected upon the termination of the Administrative Services Agreement (as defined under the Purchase and Sale Agreement) relevant to such Contracts. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder.

11.Notices. All notices hereunder are to be made in writing and shall be given:

if to Insurers, to:
Lisa Proch
VP, Assistant General Counsel
The Hartford - Law Department
200 Hopmeadow Street
Simsbury, CT 06089

if to Distributor, to:
President
Pruco Securities, LLC
213 Washington Street
Newark, NJ 07102

cc: Chief Legal Officer

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

12.General

a.Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party in accordance with Section 10 of this Agreement.

b.Rights, Remedies, etc., are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under State and federal laws. Failure of either party to insist upon strict

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compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

c.Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach hereof, shall be settled by arbitration in accordance with the rules of FINRA or another arbitration forum agreed to by the parties and judgment upon the award rendered by the arbitrator(s) maybe entered in any court having jurisdiction thereof.

d.Incorporation of ASA Provisions. Sections 17.04, 17.05, 17.06, 17.07, 17.08, 17.10, 17.11, and 17.13 of that ce1iain Administrative Services Agreement between Hartford Life Insurance Company and The Prudential Insurance Company of America dated January 2, 2013 are each incorporated by reference mutatis mutandis.

e.Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and FINRA Rules, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

f.Conflicts. In the event that any provision of this Agreement conflicts or is otherwise inconsistent with the Purchase and Sale Agreement or any of the Ancillary Agreements, the provisions of the Purchase and Sale Agreement or Ancillary Agreements, as applicable, shall prevail.

g.This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns whether or not filed with any regulator or in any registration statement. For the avoidance of doubt, the parties agree that in the event Previous Distributors or Insurers incur any liability on or after the Effective Date of this Agreement that is the result of any deficiency in a Registration Statement or similar statement (including a failure to effectively amend a Registration Statement) to reflect the appointment of Distributor as principal underwriter of the Contracts and the removal of Previous Distributors as principal underwriters for the Contracts, such liability will be assumed in whole by Distributor, not Insurers or Previous Distributor.

[Rest of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ Lisa Proch
Name: Lisa Proch
Title: VP

HARTFORD LIFE INSURANCE COMPANY

By: /s/ Lisa Proch
Name: Lisa Proch
Title: VP

PRUCO SECURITIES, LLC

By: /s/ John G. Gordon
Name: John G. Gordon
Title: President

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SCHEDULE I

SEPARATE ACCOUNTS AND CONTRACTS
COVERED BY AGREEMENT

Separate Accounts	Products available within Separate Account
Hartford Life Insurance Company Separate Account One	Hartford Builder
Hartford Life Insurance Company Separate Account Five	Director Life (Series I) Director Life (Series) Putnam Hartford Capital Manager VL Putnam Capital Manager VL Select Dimensions Life (Series I) Select Dimensions Life (Series II)
Hartford Life and Annuity Insurance Company Separate Account Five	Director Life (Series I) Director Life (Series II) Putnam Hartford Capital Manager VL Putnam Capital Manager VL Select Dimensions Life (Series I) Select Dimensions Life (Series II)
Hartford Life Insurance Company Separate Account VL I
Stag Wall Street I
Stag Wall Street II
Stag Accumulator VUL (Series I)
Stag Accumulator VUL (Series 1.5)
Stag Accumulator II
Stag Protector VUL (Series I)
Stag Protector VUL (Series I.5)
Stag Protector II
Stag Variable Life
Stag Variable Life Artisan
Hartford Quantum Life
Hartford Quantum II

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Separate Accounts	Products available within Separate Account:
Hartford Life and Annuity Insurance Company Separate Account VL I
Stag Wall Street I
Stag Wall Street II
Stag Accumulator VUL (Series I)
Stag Accumulator VUL (Series 1.5)
Stag Accumulator II
Stag Protector VUL (Series I)
Stag Protector VUL (Series 1.5)
Stag Protector II
Stag Variable Life
Stag Variable Life Artisan
Hartford Quantum Life
Hartford Quantum II

Hartford Life Insurance Company Separate Account VL II
Stag VL Last Survivor (Series I)
Stag VL Last Survivor (Series II)
Hartford Select Leaders Last Survivor
Hartford VUL Last Survivor
Hartford Leaders VUL Liberty (Series I)
Hartford Leaders VUL Liberty (Series II)
Hartford Leaders VUL Legacy (Series I)
Hartford Leaders VUL Legacy (Series II)
Hartford Leaders VUL Joint Legacy
Hartford Leaders VUL Joint Legacy II (Series I)
Hartford Leaders VUL Joint Legacy II (Series II)
Hartford Leaders VUL Liberty 2012

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Separate Accounts	Products available within Separate Account:
Hartford Life and Annuity Insurance Company Separate Account VL II
Stag VL Last Survivor (Series I)
Stag VL Last Survivor (Series II)
Hartford Select Leaders Last Survivor
Hartford VUL Last Survivor
Hartford Leaders VUL Liberty (Series I)
Hartford Leaders VUL Liberty (Series II)
Hartford Leaders VUL Legacy (Series I)
Hartford Leaders VUL Legacy (Series II)
Hartford Leaders VUL Joint Legacy
Hartford Leaders VUL Joint Legacy II (Series I)
Hartford Leaders VUL Joint Legacy II (Series II)
Hartford Leaders VUL Liberty 2012

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SCHEDULE II

INFORMATION SECURITY REQUIREMENTS

1.Purpose. This Schedule II sets forth the minimum information security program and infrastructure policies (the "Information Security Requirements") that each Party (the "Data Recipient") must meet and maintain in order to protect Confidential Information and Personal Information (collectively, the "Data") of the other Patty (the "Data Provider") from unauthorized use, access, disclosure, theft, manipulation, reproduction and/or possible security breach during the term of the Agreement and for any period of time thereafter during which the Data Recipient has possession of or access to the Data.

2.Information Security Safeguards. The Data Recipient and all of its Affiliates and Representatives have implemented, currently maintain, and will maintain throughout the term of this Agreement an information security program designed to protect Data, which program includes administrative, technical and physical safeguards (i) to ensure the security and confidentiality of Data; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Data; and (iii) to protect against unauthorized access to or use of Data which could result in harm or inconvenience to the Data Provider or its customers ("Information Security Safeguards").

2.1Standards & Practices. The Data Recipient's Information Security Safeguards shall incorporate commercially reasonable methods and safeguards to ensure the security, confidentiality, integrity, availability and privacy of the Data.

2.2Information Security Policies. The Data Recipient must have in place and adhere to internal information security and privacy policies that address the roles and responsibilities of the Data Recipient's personnel, including both technical and non-technical personnel, who have direct or indirect access to the Data. These internal security and privacy policies must, at a minimum, include: security policy; organization of information security; asset management; human resources security; physical and environment security; communications and operations management; access control; information systems procurement, development and maintenance; information security incident management; business continuity management; and compliance.

2.3Workspace Security. The Data Recipient's Information Security Safeguards must include reasonable workspace controls designed to protect Customer Information.

2.4Appropriate Safeguards. The Data Recipient's Information Security Safeguards shall include (i) safeguards against the unauthorized destruction, loss, or alteration of the Data; (ii) safeguards against unauthorized access to such data; and (iii) network and internet security procedures, protocols, security

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gateways and firewalls with respect to such data in accordance with best commercial practices.

2.5Physical Security Safeguards. The Data Recipient's Information Security Safeguards shall include physical safety and security safeguards at any facilities where any Services are performed or received that meet or exceed reasonable best commercial practices.

3.Vulnerability Assessments. Without limiting the Data Recipient's obligations set forth in this Agreement, the Data Recipient will maintain, at its own expense, a vulnerability assessment program that is consistent with the Data Recipient's standard process and procedures, or at least annually, on all information applications and/or systems associated with accessing, processing, storage, communication and/or transmission of the Data including the Data Recipient's systems and networks. The assessment program must include a methodology for identifying, quantifying, ranking and mitigating weaknesses in the Data Recipient's systems.

4.Third Party Security Assessment. No more than one time per year, the Administrator shall complete HLIC's Third-Party Security Assessment Questionnaire and forward a completed copy to HLIC's information protection department. No more than one time per year, HLIC shall complete Administrator's Third-Party Security Assessment Questionnaire and forward a completed copy to Administrator's information protection department.

5.Information Security Infrastructure.

5.1Access Controls. The Data Recipient will ensure appropriate access controls are in place to protect the Data. The Data Recipient must also ensure that segregation of duties principles are employed in the assignment of all critical job functions. The Data Provider will be solely responsible for implementing and maintaining access controls on its own systems to which the Data Recipient may be granted access.

5.2Authorized Persons. The Data Recipient shall limit access to the Data to those of its Representatives who have a need to access such data in connection to the uses permitted by this Agreement ("Authorized Persons”). The Data Recipient shall ensure that each Authorized Person is trained and shall comply with the requirements of the Data Recipient's Information Security Safeguards. The Data Recipient shall re-evaluate its list of Authorized Persons at least annually.

5.3Password Administration. The Data Recipient's passwords that are associated with access to Data must comply with PCI password requirements.

5.4Encryption. The Data Recipient must encrypt all off-site tapes, removable media devices, laptops, e-mail between the Parties, network file transfers, and web transactions. Encryption is provided through commercial grade, industry standard strong cryptographic algorithms, protocols, and commercially reasonable key strengths.

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5.5Network and Host Security. The Data Recipient must have commercially reasonable and efficient network intrusion detection, firewalls and anti-virus protection in place and functioning properly. The Data Recipient shall use commercially reasonable efforts to ensure that operating systems and applications that are associated with the Data must be patched within a commercially reasonable time period after Data Recipient has actual or constructive knowledge of any security vulnerabilities. The Data Recipient will exercise generally accepted industry standards to protect against malware and Viruses.

6.Audit and Reporting. Each Data Recipient must conduct annual self-audits to ensure compliance with these Information Security Requirements and its internal information security and privacy policies and, upon request, shall provide a copy of the latest report for such audits to the Data Provider.

7.Customer Information.

7.1The Data Recipient shall notify the Data Provider, promptly and without unreasonable delay, but in no event more than two (2) Business Days after learning that unauthorized access to, disclosure of, or breach in the security (in each case as defined by Applicable Law) of Customer Information disclosed or provided by the Data Recipient has occurred (a "Security Incident'} Thereafter, the Data Recipient shall, at its own cost and expense:

(a)promptly furnish to the Data Provider full details of the Security Incident;

(b)assist and cooperate fully with the Data Provider in the Data Provider's investigation of the Data Recipient and employees or third parties related to the Security Incident (subject to the Data Recipient being present at any discussions with such employees or third parties), including providing the Data Provider with reasonable and necessary physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter (subject to the Data Recipient being present at any interviews with such employees or others), and making available all relevant requested records, logs, files, and data;

(c)cooperate with the Data Provider in any litigation or other action against third parties deemed necessary by Data Provider to protect its rights; and\

(d)promptly use its commercially reasonable efforts to prevent a recurrence of any such Security Incident.

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7.2In addition to the foregoing, the Data Recipient agrees that in the event of a Security Incident, the Data Provider shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation; (ii) the contents of such notice; and (iii) whether any type of remediation may be offered to affected persons (provided that such remediation shall be limited to two (2) years of credit monitoring at a level at least equal to that offered by Equifax ID Patrol). Any such notice or remediation shall be at the Data Recipient's sole cost and expense.

7.3The Data Recipient agrees that its treatment of Customer Information is in compliance with Applicable Laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (i) ensure the security and confidentiality of such Customer Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (iii) protect against unauthorized access to, destruction, modification, disclosure or use of such Customer Information which could result in substantial harm or inconvenience to the Data Provider, or to any person who may be identified by such Customer Information. The Data Recipient shall immediately notify the Data Provider if the Data Recipient is in material breach of this Schedule II. The Data Recipient shall allow the Data Provider to perform an audit, the scope of which is mutually agreed upon, of the Data Recipient's facilities and records to ensure compliance with the privacy and security provisions of this Agreement.
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